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                                                           Exhibit 3.5


                               CERTIFICATE OF AMENDMENT
                                        OF THE
                             CERTIFICATE OF INCORPORATION
                                          OF
                    MICROTEL FRANCHISE AND DEVELOPMENT CORPORATION


                  Under Section 805 of the Business Corporation Law


    The undersigned, being the President and Secretary of Microtel Franchise and Development Corporation, does hereby certify as follows:

    1. The name of the Corporation is Microtel Franchise and Development Corporation. The name under which the Corporation was formed was Microtel Distribution & Franchising Corp.

    2. The Certificate of Incorporation was filed by the Department of State on June 5, 1987.

    3. The name of the Corporation is hereby changed to HUDSON HOTELS CORPORATION. Therefore, paragraph (1) of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

         "(1) The name of the Corporation is:  "HUDSON HOTELS CORPORATION"

    4. The above amendment to the Certificate of Incorporation was authorized by vote of the Board of Directors followed by vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting shareholders.

    IN WITNESS WHEREOF, the Certificate has been subscribed this 13th day of May, 1996 by the undersigned, who affirm that the statements made herein are true under the penalties of perjury.


                                       /S/ E. Anthony Wilson
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                                       /S/ Alan S. Lockwood
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